Term Sheet To underlying supplement No. 1 dated October 1, 2012, product supplement AZ dated September 28, 2012, prospectus supplement dated September 28, 2012 and prospectus dated September 28, 2012	Term Sheet No. 1714AZ Registration Statement No. 333-184193 Dated February 26, 2013; Rule 433
Deutsche Bank AG
Structured Investments	Deutsche Bank $ Capped Knock-Out Notes Linked to the iShares® MSCI Emerging Markets Index Fund due March 10, 2014
General
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The notes are designed for investors who seek a return at maturity linked to the performance of the iShares® Emerging Markets Index Fund (the “Underlying”). The notes do not pay coupons or dividends and investors should be willing to lose a significant portion or all of their initial investment if the Final Price is less than 85.00% of the Initial Price. If the Final Price is not less than 85.00% of the Initial Price, investors will be entitled to receive a return on their investment equal to the greater  of (a) the Contingent Return of 0.00% and (b) the Underlying Return, subject to the Maximum Return of 15.50%. Any Payment at Maturity is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG, London Branch maturing March 10, 2014†
•	Minimum purchase of $10,000. Minimum denominations of $1,000 (the “Face Amount”) and integral multiples thereof
•	The notes are expected to price on or about February 26, 2013 (the “Trade Date”) and are expected to settle on or about March 1, 2013 (the “Settlement Date”).
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Underlying:	The iShares® Emerging Markets Index Fund (Ticker: EEM UP)
Knock-Out Event:
A Knock-Out Event occurs if the Final Price is less than the Initial Price by an amount greater than the Knock-Out Buffer Amount. Therefore, a Knock-Out Event will occur if the Final Price is less than the Knock-Out Price.

Knock-Out Buffer Amount:	15.00%
Knock-Out Price:	85.00% of the Initial Price
Contingent Return:	0.00%
Maximum Return:	15.50%
Payment at Maturity:
•      If a Knock-Out Event has occurred, you will be entitled to receive a cash Payment at Maturity that will reflect the Underlying Return. Accordingly, your Payment at Maturity per $1,000 Face Amount of notes will be calculated as follows:

$1,000 + ($1,000 x Underlying Return)
If a Knock-Out Event has occurred, you will lose a significant portion or all of your investment at maturity.
•      If a Knock-Out Event has not occurred, you will be entitled to receive a cash Payment at Maturity that will reflect the performance of the Underlying, subject to the Contingent Return and the Maximum Return. Accordingly, the Payment at Maturity per $1,000 Face Amount of notes will be calculated as follows:

$1,000 + ($1,000 x the greater of (i) the Contingent Return and (ii) the Underlying Return, subject to the Maximum Return)
Any Payment at Maturity is subject to the credit of the Issuer.
Underlying Return:	The Underlying Return will be calculated as follows:
Final Price – Initial Price
Initial Price
Initial Price:	The Closing Price on the Trade Date
Final Price:	The Closing Price on the Final Valuation Date
Closing Price:	The closing price of one share of the Underlying on the relevant date of calculation, multiplied by the then-current Share Adjustment Factor applicable to the Underlying
Share Adjustment Factor:	Initially 1.0, subject to adjustment for certain actions affecting the Underlying. See “Description of Securities – Anti-Dilution Adjustments for Funds” in the accompanying product supplement.
Trade Date:	February 26, 2013
Settlement Date:	March 1, 2013
Final Valuation Date†:	March 5, 2014
Maturity Date†:	March 10, 2014
Listing:	The notes will not be listed on any securities exchange.
CUSIP/ISIN:	25152RBX0 / US25152RBX08
† Subject to postponement as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement
Investing in the notes involves a number of risks.  See “Risk Factors” beginning on page 7 of the accompanying product supplement and “Selected Risk Considerations” beginning on page 5 of this term sheet.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying underlying supplement, product supplement, the prospectus supplement and the prospectus.  Any representation to the contrary is a criminal offense.
	Price to Public(1)	Fees(1)(2)	Proceeds to Issuer
Per note	$1,000.00	$10.00	$990.00
Total	$	$	$
(1)  Certain fiduciary accounts will pay a purchase price of $990.00 per note, and the placement agents with respect to sales made to such accounts will forgo any fees.
(2)  Please see "Supplemental Plan of Distribution" in this term sheet for information about fees.
The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
JPMorgan
Placement Agent
February 26, 2013

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this term sheet together with underlying supplement No. 1 dated October 1, 2012, product supplement AZ dated September 28, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these notes are a part and the prospectus dated September 28, 2012. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement No. 1 dated October 1, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005120/crt_dp33209-424b2.pdf

•	Product supplement AZ dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005095/crt-dp33019_424b2.pdf

•	Prospectus supplement dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b21.pdf

•	Prospectus dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b21.pdf

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

This term sheet, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the notes.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, underlying supplement, product supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer on the date the notes are priced.  We reserve the right to change the terms of, or reject any offer to purchase the notes prior to their issuance.  In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

What Is the Payment at Maturity on the Notes, Assuming a Range of Performances for the Underlying?

The following table illustrates a range of hypothetical Payments at Maturity on the notes. The table and the examples below reflect the Maximum Return of 15.50%, a Contingent Return of 0.00% and a Knock-Out Buffer Amount of 15.00%, and assume a hypothetical Initial Price of $40.00 and a Knock-Out Price of $34.00, equal to 85.00% of the hypothetical Initial Price.  The results set forth below are for illustrative purposes only. The actual return on the notes will be based on whether or not a Knock-Out Event occurs and on the Underlying Return, both of which will be based on the performance of the Underlying.  The numbers appearing in the table and examples below have been rounded for ease of analysis.

Hypothetical Final Price	Underlying Return	Return on the Notes	Payment at Maturity
$80.00	100.00%	15.50%	$1,155.00
$76.00	90.00%	15.50%	$1,155.00
$72.00	80.00%	15.50%	$1,155.00
$68.00	70.00%	15.50%	$1,155.00
$64.00	60.00%	15.50%	$1,155.00
$60.00	50.00%	15.50%	$1,155.00
$56.00	40.00%	15.50%	$1,155.00
$52.00	30.00%	15.50%	$1,155.00
$48.00	20.00%	15.50%	$1,155.00
$46.20	15.50%	15.50%	$1,155.00
$44.00	10.00%	10.00%	$1,100.00
$42.00	5.00%	5.00%	$1,050.00
$40.00	0.00%	0.00%	$1,000.00
$38.00	-5.00%	0.00%	$1,000.00
$36.00	-10.00%	0.00%	$1,000.00
$34.00	-15.00%	0.00%	$1,000.00
$32.00	-20.00%	-20.00%	$800.00
$30.00	-25.00%	-25.00%	$750.00
$28.00	-30.00%	-30.00%	$700.00
$24.00	-40.00%	-40.00%	$600.00
$20.00	-50.00%	-50.00%	$500.00
$16.00	-60.00%	-60.00%	$400.00
$12.00	-70.00%	-70.00%	$300.00
$8.00	-80.00%	-80.00%	$200.00
$4.00	-90.00%	-90.00%	$100.00
$0.00	-100.00%	-100.00%	$0.00

The following examples illustrate how the returns set forth in the table above are calculated.

Example 1: The price of the Underlying decreases 10.00% from the Initial Price of $40.00 to a Final Price of $36.00. Because the Final Price of $36.00 is greater than the Knock-Out Price of $34.00, a Knock-Out Event has not occurred. Because the Underlying Return of -10.00% is less than the Contingent Return of 0.00%,  the investor receives the Contingent Return and a Payment at Maturity of $1,000.00 per $1,000 Face Amount of notes, calculated as follows:

$1,000 + ($1,000 x 0.00%) = $1,000.00

Example 2: The price of the Underlying increases 10.00% from the Initial Price of $40.00 to a Final Price of $44.00. Because the Final Price of $44.00 is greater than the Knock-Out Price of $34.00, a Knock-Out Event has not occurred. Because the Underlying Return of 10.00% is greater than the Contingent Return of 0.00%, the investor receives the Underlying Return and a Payment at Maturity of $1,100.00 per $1,000 Face Amount of notes, calculated as follows:

$1,000 + ($1,000 x 10.00%) = $1,100.00

Example 3: The price of the Underlying increases 30.00% from the Initial Price of $40.00 to a Final Price of $52.00. Because the Final Price of $52.00 is greater than the Knock-Out Price of $34.00, a Knock-Out Event has not occurred. Because the Underlying Return of 30.00% is greater than the Maximum Return of 15.50%, the investor receives the Maximum Return and a Payment at Maturity of $1,155.00 per $1,000 Face Amount of notes, calculated as follows:

$1,000 + ($1,000 x 15.50%) = $1,155.00

Example 4: The price of the Underlying decreases 50.00% from the Initial Price of $40.00 to a Final Price of $20.00. Because the Final Price of $20.00 is less than the Knock-Out Price of $34.00, a Knock-Out Event has occurred. Because the Underlying

Return is -50.00%,  the investor receives the Underlying Return and a Payment at Maturity of $500.00 per $1,000 Face Amount of notes, calculated as follows:

$1,000 + ($1,000 x -50.00%) = $500.00

Selected Purchase Considerations

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CAPPED APPRECIATION POTENTIAL – The notes are linked to the performance of the Underlying and provide the opportunity to receive at least the Contingent Return of 0.00% and to participate in any appreciation of the Underlying, up to the Maximum Return on the notes of 15.50%, if a Knock-Out Event does not occur.  If a Knock-Out Event has not occurred, you will be entitled to receive a return at maturity equal to the greater of (i) the Contingent Return and (ii) the Underlying Return, subject to the Maximum Return.  If a Knock-Out Event has occurred, you will be entitled to receive at maturity a return on the notes equal to the negative Underlying Return, and you will lose a significant portion or all of your investment in the notes. Because the notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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RETURN LINKED TO THE PERFORMANCE OF THE ISHARES® MSCI EMERGING MARKETS INDEX FUND – The return on the notes, which may be positive, zero or negative, is linked to the performance of the iShares® MSCI Emerging Markets Index Fund (the “Underlying”). The Underlying is an exchange-traded fund managed by iShares® Trust, a registered investment company. The iShares® Trust consists of numerous separate investment portfolios, including the Underlying. The Underlying seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index (the “Index”).  The Index is designed to measure equity market performance in the global emerging markets. The Underlying trades on the NYSE under the ticker symbol “EEM UP.” It is possible that the Underlying may not fully replicate or may in certain circumstances diverge significantly from the performance of the Index due to the temporary unavailability of certain securities in the secondary markets, the performance of any derivative instruments contained in the Underlying, the fees and expenses of the Underlying or due to other circumstances. This section is only a summary of the iShares® MSCI Emerging Markets Index Fund. For more information on the iShares® MSCI Emerging Markets Index Fund, including information concerning calculation methodology and adjustment policy, please see the section entitled “Exchange Traded Funds — iShares® MSCI Emerging Markets Index Fund” in the accompanying underlying supplement No. 1 dated October 1, 2012.

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TAX CONSEQUENCES — In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions, it is more likely than not that the notes will be treated for U.S. federal income tax purposes as prepaid financial contracts that are not debt. If this treatment is respected, (i) you should not recognize taxable income or loss prior to the taxable disposition of your notes (including at maturity) and (ii) subject to the potential application of the “constructive ownership” regime discussed below, your gain or loss on the notes should be capital gain or loss and should be long-term capital gain or loss if you have held the notes for more than one year. The Internal Revenue Service (the “IRS”) or a court might not agree with this treatment, however, in which case the timing and character of income or loss on your notes could be materially and adversely affected.

Purchasing a note could be treated as entering into a “constructive ownership transaction” within the meaning of Section 1260 of the Internal Revenue Code (“Section 1260”). In that case, all or a portion of any long-term capital gain you would otherwise recognize upon the taxable disposition of the note would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain” as defined in Section 1260 (which in this case should equal the gain you would recognize if you purchased a share of the Underlying at the time you purchased a note and sold it at the maturity of the note). Any long-term capital gain recharacterized as ordinary income would be treated as accruing at a constant rate over the period you held the notes, and you would be subject to a notional interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. Given the terms of the notes, it seems unlikely that you would recognize a material amount of gain subject to recharacterization under Section 1260. For further information about Section 1260, see the discussion in the accompanying product supplement under the heading “U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Uncertainties Regarding Treatment as a Prepaid Financial Contract That Is Not Debt.”

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime discussed above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the notes.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the notes.

For a discussion of certain German tax considerations relating to the notes, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes (including possible alternative treatments, the potential application of the “constructive ownership” regime and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the notes involves significant risks.  Investing in the notes is not equivalent to investing directly in the Underlying or any of the component securities held by the Underlying.  In addition to those selected risk considerations, you should review the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS – The notes do not guarantee any return of your investment. The return on the notes at maturity is based on whether or not a Knock-Out Event occurs and on the Underlying Return.  If the Final Price is less than the Initial Price by an amount greater than the Knock-Out Buffer Amount of 15.00%, a Knock-Out Event occurs, and your investment will be fully exposed to any decline in the Underlying. Under these circumstances, you will lose a significant portion or all of your investment in the notes.

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THE RETURN ON THE NOTES IS LIMITED BY THE MAXIMUM RETURN – If a Knock-Out Event does not occur, you will be entitled to receive at maturity a return reflecting the performance of the Underlying, subject to the Contingent Return of 0.00% and the Maximum Return of 15.50%.  If a Knock-Out Event occurs, you will be entitled to receive at maturity a return reflecting the decrease in the price of the Underlying.  Therefore, regardless of whether or not a Knock-Out Event occurs, the maximum Payment at Maturity will be $1,155.00 per $1,000 Face Amount of notes, and you will not benefit from any increase in the price of the Underlying in excess of 15.50%.  Any Payment at Maturity is subject to our ability to pay our obligations as they become due.

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YOU WILL NOT BE ENTITLED TO THE CONTINGENT RETURN IF A KNOCK-OUT EVENT OCCURS – If the Final Price is less than the Initial Price by an amount greater than the Knock-Out Buffer Amount of 15.00%, you will not be entitled to receive the Contingent Return.  Under these circumstances, your investment will be fully exposed to the decline in the Underlying during the term of the notes, and you will lose a significant portion or all of your investment.

•	THE NOTES DO NOT PAY COUPONS – Unlike ordinary debt securities, the notes do not pay coupons and do not guarantee any return of the initial investment at maturity.

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NO DIVIDEND PAYMENTS OR VOTING RIGHTS – As a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the component securities held by the Underlying would have.

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THE NOTES ARE SUBJECT TO OUR CREDITWORTHINESS —  The notes are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the notes, including any Payment at Maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking our credit risk will likely have an adverse effect on the value of the notes. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the notes and in the event Deutsche Bank AG were to default on its obligations you might not receive the Payment at Maturity owed to you under the terms of the notes.

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INVESTING IN THE NOTES IS NOT THE SAME AS INVESTING IN THE UNDERLYING — The return on your notes will probably not reflect the return you would realize if you directly invested in the Underlying or the component securities held by the Underlying. For example, you will not participate in any upside performance of the Underlying.

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IF THE PRICE OF THE UNDERLYING CHANGES, THE VALUE OF YOUR NOTES MAY NOT CHANGE IN THE SAME MANNER — Your notes may trade quite differently from the shares of the Underlying. Changes in the market price of the shares of the Underlying may not result in a comparable change in the value of your notes.

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THE ANTI-DILUTION PROTECTION IS LIMITED — The calculation agent will make adjustments to the Share Adjustment Factor, which will initially be set at 1.0, for certain events affecting the shares of the Underlying. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the shares of the Underlying. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected. In addition, you should be aware that the calculation agent may, at its sole discretion, make adjustments to the Share Adjustment Factor or any other terms of the notes that are in addition to, or that differ from, those described in this term sheet to reflect changes occurring in relation to the Underlying in circumstances where the calculation agent determines that it is appropriate to reflect those changes to ensure an equitable result. Any alterations to the specified anti-dilution adjustments described in the accompanying product supplement may be materially adverse to investors in the notes. You should read “Description of Securities — Anti-Dilution Adjustments for Funds” in the accompanying product supplement in order to understand the adjustments that may be made to the notes.

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FLUCTUATION OF NAV — The net asset value (the “NAV”) of an exchange traded fund may fluctuate with changes in the market value of such exchange traded fund’s portfolio holdings. The market price of the

Underlying may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchanges. In addition, the market price of the Underlying may differ from its NAV per share; the Underlying may trade at, above or below its NAV per share.

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ADJUSTMENTS TO THE UNDERLYING OR TO THE INDEX COULD ADVERSELY AFFECT THE VALUE OF THE NOTES — Blackrock Fund Advisors (“BFA”) is the investment advisor to the Underlying, which seeks investment results that correspond generally to the level and yield performance, before fees and expenses, of the Index. The stocks included in the Index are selected by MSCI Inc. (“MSCI”). The Index is calculated and published by MSCI. MSCI can add, delete or substitute the stocks underlying the Index, which could change the value of the Index. Pursuant to its investment strategy or otherwise, BFA may add, delete, or substitute the component securities held by the Underlying. Any of these actions could cause or contribute to large movements in the prices of the component securities held by the Underlying, which could cause the price of the Underlying shares to decline.

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THE FUND AND THE INDEX ARE DIFFERENT — The performance of the Underlying may not exactly replicate the performance of the Index because the Underlying will reflect transaction costs and fees that are not included in the calculation of the Index. It is also possible that the Underlying may not fully replicate or may in certain circumstances diverge significantly from the performance of the Index due to the temporary unavailability of certain stocks in the secondary market, the performance of any derivative instruments contained in the Underlying or due to other circumstances. The Underlying may use options and futures contracts, convertible securities and structured notes in seeking performance that corresponds to the Index and in managing cash flows.

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THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RATE RISK — Because the Underlying invests in stocks denominated in foreign currencies, changes in currency exchange rates may negatively impact the Underlying’s return. Of particular importance to currency exchange rate risk are:

• existing and expected rates of inflation;
• existing and expected interest rate levels;
• political, civil or military unrest;
• the balance of payments between countries; and
• the extent of governmental surpluses or deficits in the countries represented in the Underlying and the United States of America.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries represented in the Underlying, the United States and other countries important to international trade and finance. The exposure to exchange rate risk may result in reduced returns to the Underlying and have an adverse impact on the value of the notes.

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THE NOTES ARE SUBJECT TO NON-U.S. SECURITIES MARKETS RISK — Because the Underlying includes component securities that are issued by non-U.S. companies in non-U.S. securities markets, the notes are subject to non-U.S. securities markets risk. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Securities prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Finally, it will likely be more costly and difficult to enforce the laws or regulations of a non-U.S. country or exchange.

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THE NOTES ARE SUBJECT TO EMERGING MARKETS RISK — The value of the notes is subject to the political and economic risks of emerging market countries by linking to the performance of the Underlying. The component securities held by the Underlying include component securities of companies that are located in an emerging market country and whose securities trade on the exchanges of an emerging market country. In recent years, some emerging markets have undergone significant political, economic and social upheaval. Such far-reaching changes have resulted in constitutional and social tensions and, in some cases, instability and reaction against market reforms have occurred. With respect to any emerging market nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation and social instability. Future political changes may adversely affect the economic conditions of an emerging market nation. Political or economic instability could affect the value of the notes and the amount payable to you at maturity.

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THERE IS NO AFFILIATION BETWEEN THE FUND AND US, AND WE ARE NOT RESPONSIBLE FOR ANY DISCLOSURE BY THE FUND — We are not affiliated with the Underlying or the issuers of the component securities held by the Underlying or underlying the Index. However, we and our affiliates may currently or from time to time in the future engage in business with many of the issuers of the component securities held by the Underlying or underlying the Index. Nevertheless, neither we nor our affiliates assume any responsibility for the accuracy or the completeness of any information about the component securities held by the Underlying or underlying the Index or any of the issuers of such securities. You, as an investor in the notes, should make your own investigation into the component securities held by the Underlying or underlying the Index and the issuers of such securities. Neither the Underlying nor any of the issuers of the component securities held by the Underlying or underlying the Index is involved in this offering of your notes in any way and none of them has any obligation of any sort with respect to your notes. Neither the Underlying nor any of the issuers of the component securities held by the Underlying or underlying the Index has any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your notes.

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PAST PERFORMANCE OF THE UNDERLYING, THE INDEX OR OF THE COMPONENT SECURITIES HELD BY THE FUND IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Underlying, the Index or the component securities held by the Underlying over the term of the notes, as well as the amount payable at maturity, may bear little relation to the historical prices of the Underlying or the component securities held by the Underlying or the level of the Index, and may bear little relation to the hypothetical return examples set forth elsewhere in this term sheet. We cannot predict the future performance of the Underlying, the Index or the component securities held by the Underlying.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY – While the Payment at Maturity described in this term sheet is based on the full Face Amount of your notes, the original issue price of the notes includes the agent’s commission, if any, and the cost of hedging our obligations under the notes through one or more of our affiliates.  Such cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.   As a result, the price at which Deutsche Bank AG (or its affiliates) will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the Issue Price, and any sale prior to the Maturity Date could result in a substantial loss to you.  The notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your notes to maturity.

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LACK OF LIQUIDITY –  The notes will not be listed on any securities exchange. Deutsche Bank AG (or its affiliates) intends to offer to purchase the notes in the secondary market but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Deutsche Bank AG (or its affiliates) is willing to buy the notes.  If you have to sell your notes prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE NOTES — While we expect that, generally, the price of the shares of the Underlying on any day will affect the value of the notes more than any other single factor, the value of the notes will also be affected by a number of other factors that may either offset or magnify each other, including:

•	whether the Final Price is less than Initial Price by an amount greater than the Knock-Out Buffer Amount on the Final Valuation Date;
•	the expected volatility of the Underlying;
•	the time remaining to maturity of the notes;
•	the market price of and dividend rate on the component securities held by the Underlying;
•	the occurrence of certain events affecting the Underlying that may or may not require an anti-dilution adjustment;
•	interest rates and yields in the market generally and in the markets of the component securities held by the Underlying;
•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Underlying, the Index or markets generally;
•	the composition of the investment portfolio of the Underlying and any changes thereto;
•	supply and demand for the notes; and
•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES MAY IMPAIR THE VALUE OF THE NOTES — We or one or more of our affiliates expect to hedge our exposure from the notes by entering into equity, equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Underlying and make it less likely that you will receive a positive return on your investment in the notes. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the notes declines. We or our affiliates may also engage in trading in instruments linked to the Underlying on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the changes in the Underlying. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the notes. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the notes.

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WE AND OUR AFFILIATES AND AGENTS, OR JPMORGAN CHASE & CO. AND ITS AFFILIATES, MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE NOTES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE VALUE OF THE UNDERLYING TO WHICH THE NOTES ARE LINKED OR THE VALUE OF THE NOTES — We, our affiliates and agents, and JPMorgan Chase & Co. and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the notes. We, our affiliates and agents, or JPMorgan Chase & Co. and its affiliates, may publish research or other opinions that are inconsistent with the investment view implicit in the notes. Any research, opinions or recommendations expressed by us, our affiliates or agents, or JPMorgan Chase & Co. or its affiliates, may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the notes and the Underlying to which the notes are linked.

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POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. The calculation agent will determine, among other things, whether a Knock-Out Event has occurred, the Final Price, the Underlying Return and the amount that Deutsche Bank AG will pay you at maturity.  The calculation agent will also be responsible for determining whether a market disruption event has occurred. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. The determination of a market disruption event or a Knock-Out Event by the calculation agent could adversely affect the amount of payment you receive at maturity.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCERTAIN — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the notes, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as prepaid financial contracts that are not debt. If the IRS were successful in asserting an alternative treatment for the notes, the tax consequences of ownership and disposition of the notes could be materially and adversely affected. In addition, as described above under “Tax Consequences,” purchasing a note could be treated as entering into a “constructive ownership transaction.” Also, as described above under “Tax Consequences,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes (including possible alternative treatments, the potential application of the “constructive ownership” regime, and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Use of Proceeds and Hedging

Part of the net proceeds we receive from the sale of the notes will be used in connection with hedging our obligations under the notes through one or more of our affiliates.  The hedging or trading activities of our affiliates on or prior to the Trade Date and the Final Valuation Date could adversely affect the Underlying and, as a result, could decrease the amount you may receive on the notes at maturity.

Historical Information

The following graph sets forth the historical performance of the iShares® MSCI Emerging Markets Index Fund from February 25, 2008 through February 25, 2013. The Underlying closing price on February 25, 2013 was $42.70. We obtained the Underlying closing prices below from Bloomberg, and we have not participated in the preparation of, or verified, such information. The historical closing prices of the Underlying should not be taken as indications of future performance, and no assurance can be given as to the closing price on the Final Valuation Date.  We cannot give you assurance that the performance of the Underlying will result in the return of any of your initial investment.

Supplemental Plan of Distribution

JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC and its affiliates will act as placement agents for the notes and will receive a fee from the Issuer that will not exceed $10.00 per $1,000 Face Amount of notes, but will forgo any fees for sales to certain fiduciary accounts.